Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
January 24, 2019

DELUXE REPORTS FOURTH QUARTER 2018 FINANCIAL RESULTS
Fourth quarter revenue increased 6.0% over last year
Annual revenue of $1.998 billion sets all-time record
Declares regular quarterly dividend
Expands credit facility to $1.150 billion

St. Paul, Minn. – January 24, 2019 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the fourth quarter and year ended ended December 31, 2018. Key financial highlights include:

	4th Quarter 2018	4th Quarter 2017	% Change
Revenue	$524.7 million	$494.9 million	6.0%
Net Income	$63.5 million	$84.7 million	(25.0%)
Diluted Earnings Per Share – GAAP	$1.39	$1.75	(20.6%)
Adjusted Diluted EPS – Non-GAAP(1)	$1.54	$1.40	10.0%

(1) A reconciliation of diluted earnings per share (EPS) on a GAAP basis and adjusted diluted EPS on a non-GAAP basis is provided after the Forward-Looking Statements. Non-GAAP adjustments include restructuring and integration costs, transaction costs, CEO transition costs, asset impairment charges, loss on debt retirement, and one-time impacts of accounting for federal tax reform.

Revenue was within the Company’s outlook range of $522 to $532 million and GAAP diluted earnings per share was at the high end of the outlook range of $1.32 to $1.39. During the quarter, the Company recognized non-GAAP adjustments of $0.15 per share. Of this amount, charges for restructuring, integration and CEO transition costs totaled $0.16 per share, and the company recorded a benefit of $0.01 per share related to federal tax reform. Adjusted diluted EPS was at the high end of the outlook range as the business segments performed well against expectations, the income tax rate was favorable and expense management initiatives continued.

“I am honored to join Deluxe at this critical moment in the Company’s history,” said Barry McCarthy, President and CEO of Deluxe. “Our strong fourth quarter performance and record full year revenue reflect the solid foundation from which we will accelerate our ongoing transformation to a technology-enabled solutions provider. Looking ahead, I will continue my deep dive into the business as we refine our strategic plan while remaining focused on driving long-term revenue growth and enhancing shareholder value.”

Fourth Quarter 2018 Highlights

•
Revenue increased 6.0% year-over-year. Financial Services revenue increased 15.0% compared to the prior year and includes the results of the REMITCO acquisition which closed in August 2018. Small Business Services revenue grew 3.6% and includes the results of several small tuck-in acquisitions.

•	Revenue from marketing solutions and other services (MOS) increased 20.1% year-over-year and grew to 45.4% of total revenue in the quarter.

•
Gross margin was 59.0% of revenue, compared to 61.4% in the fourth quarter of 2017. The impact to margin from product and service mix, acquisitions and increased delivery and material costs this year was only partially offset by previous price increases and continued improvements in manufacturing productivity.

•
Selling, general and administrative (SG&A) expense as a percent of revenue was 41.2% in the quarter compared to 40.6% last year. SG&A expense dollars increased $15.2 million compared to last year as continued cost reduction initiatives and gains from asset sales of $2.8 million within Small Business Services were more than offset by additional SG&A expense from acquisitions, a favorable legal settlement in the prior year, costs related to the CEO transition process this year and higher average commissions in Small Business Services.

•
Operating income decreased $11.5 million year-over-year. Adjusted operating income decreased $6.2 million year-over-year primarily from the continuing decline in check and forms usage, partially offset by previous price increases and continued cost reduction initiatives.

•
Diluted EPS decreased $0.36 per share year-over-year and included aggregate non-GAAP charges of $0.15 per share. Adjusted diluted EPS increased 10.0% year-over-year. A lower income tax rate in 2018, primarily due to the Tax Cuts and Jobs Act of 2017, and lower shares outstanding contributed to the increase in adjusted EPS and were partially offset by the continuing secular decline in check and forms usage.

Segment Highlights
Small Business Services

•
Revenue of $334.0 million was in line with our expectations and increased 3.6% year-over-year due primarily to increased MOS revenue and benefits from previous price increases, partially offset by the decline in check and forms usage.

•
Operating income of $56.0 million decreased $5.9 million compared to last year. Adjusted operating income decreased $2.0 million and adjusted operating margin decreased 1.3 points year-over-year. This decrease was due to the secular decline in check and forms usage, partially offset by previous price increases and continued cost reductions.

Financial Services

•
Revenue of $160.2 million was in line with our expectations and increased 15.0% year-over-year driven by the acquisition of REMITCO in August 2018 and increased Treasury Management revenue, partially offset by the secular decline in check usage.

•
Operating income of $20.4 million decreased $4.6 million compared to last year. Adjusted operating income decreased $3.2 million and adjusted operating margin decreased 4.6 points year-over-year. This decrease was due primarily to the check decline, a favorable legal settlement in the prior year and higher delivery rates, partially offset by continued benefits of cost reductions.

Direct Checks

•	Revenue of $30.5 million was slightly better than our expectations and declined 8.1% year-over-year due primarily to the secular decline in check usage.

•
Operating income of $10.1 million decreased $1.0 million and operating margin decreased 0.3 points year-over-year. This decrease in operating income was due primarily to lower order volume, partly offset by cost reductions.

Other Highlights

•	Cash provided by operating activities for 2018 was $339.3 million, an increase of $0.9 million compared to 2017.

•	The Company repurchased $80.0 million of common stock in open market transactions during the fourth quarter, bringing the full year stock repurchase total to $200.0 million.

•	At the end of the fourth quarter, the Company had $911.9 million of total debt outstanding, $910.0 million of which was outstanding under the revolving credit facility.

•
On January 22, 2019, the Board of Directors declared a regular quarterly dividend of $0.30 per share on all outstanding shares of the Company. The dividend will be payable on March 4, 2019 to all shareholders of record at the close of business on February 19, 2019.

•	On January 22, 2019, the existing credit facility was expanded by $200.0 million, bringing the total availability under the credit facility to $1.150 billion.

First Quarter 2019:	Current Outlook (1/24/2019)
Revenue(1)	$490 to $505 million
Adjusted diluted EPS	$1.05 to $1.15

Full Year 2019:(3)	Current Outlook (1/24/2019)
Revenue(1)	low-single digit increase over 2018
GAAP diluted EPS	increasing over 2018
Adjusted diluted EPS(2)	slight increase over 2018

(1) Assumes no 2019 acquisition revenue in the current outlook for either the first quarter or full year.
(2) The Adjusted diluted EPS outlook assumes no gains from sales of assets in 2019. 2018 reported adjusted diluted EPS included approximately $0.25 per share in gains on asset sales. Outlook for increasing adjusted diluted EPS is after the adjustment of $0.25 per share in 2018.
(3) Management intends to provide a more detailed full year earnings outlook in conjunction with the first quarter 2019 earnings release.

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-615-247-0252 (access code 9815909). A presentation also will be available via a webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-404-537-3406 (access code 9815909).

Upcoming Management Presentations

•	March 11th and 12th - Susquehanna Tech Summit (New York)

•	March 19th and 20th - Telsey Advisory Group Conference (New York)

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as incorporation services, logo design, website development and hosting, email marketing, social media, search engine optimization and payroll services. For our approximately 4,600 financial institution customers, Deluxe offers industry-leading programs in checks, data analytics and customer acquisition and treasury management solutions, including fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; the risk that pending and future acquisitions will not be consummated within the expected time periods or at all; risks that the Company’s recent acquisitions do not produce the anticipated results or synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services, financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to our website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore, maybe subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2017.

Diluted EPS Reconciliation
Management believes that adjusted diluted EPS provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of certain items during 2018 and 2017 (i.e., restructuring and integration costs, transaction costs, CEO transition costs, asset impairment charges, loss on debt retirement, and one-time impacts of accounting for federal tax reform) that impact the comparability of reported net income and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Reported earnings per share reconciles to adjusted EPS as follows:

	Actual
	4th Quarter 2018	4th Quarter 2017	Total Year 2018	Total Year 2017
Reported Diluted EPS	$1.39	$1.75	$3.29	$4.72
Asset impairment charges	—	—	1.96	0.81
Restructuring and integration costs	0.11	0.06	0.34	0.13
CEO transition costs	0.04	—	0.11	—
Transaction costs	0.01	0.01	0.02	0.03
Loss on debt retirement	—	—	0.01	—
Impact of federal tax reform	(0.01)	(0.42)	(0.04)	(0.42)
Adjusted Diluted EPS	$1.54	$1.40	$5.69	$5.27

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2018(1)		2017(2)
Product revenue	$375.7		$372.1
Service revenue	149.0		122.8
Total revenue	524.7		494.9
Cost of products	(147.0)	(28.0%)	(137.2)	(27.7%)
Cost of services	(68.2)	(13.0%)	(53.8)	(10.9%)
Total cost of revenue	(215.2)	(41.0%)	(191.0)	(38.6%)
Gross profit	309.5	59.0%	303.9	61.4%
Selling, general and administrative expense	(216.2)	(41.2%)	(201.0)	(40.6%)
Restructuring and integration expense	(6.8)	(1.3%)	(4.9)	(1.0%)
Operating income	86.5	16.5%	98.0	19.8%
Interest expense	(8.2)	(1.6%)	(5.6)	(1.1%)
Other income	2.5	0.5%	1.4	0.3%
Income before income taxes	80.8	15.4%	93.8	19.0%
Income tax provision	(17.3)	(3.3%)	(9.1)	(1.8%)
Net income	$63.5	12.1%	$84.7	17.1%

Weighted average dilutive shares outstanding	45.5		48.1
Diluted earnings per share	$1.39		$1.75

Capital expenditures	$19.7		$13.1
Depreciation and amortization expense	34.2		31.4
Number of employees-end of period	6,701		5,886

Non-GAAP financial measure - EBITDA(3)	$123.2		$130.8
Non-GAAP financial measure - Adjusted EBITDA(3)	134.3		136.6

(1) Effective January 1, 2018, we adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in an increase in revenue of $0.4 million and a decrease in net income of $0.3 million for the quarter ended December 31, 2018. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and integration costs; transaction costs; CEO transition costs; asset impairment charges and loss on debt retirement) that may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2018 and 2017 also impacted the comparability of reported net income. We believe that measures of operating performance that exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures that should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended December 31,
	2018	2017
Net income	$63.5	$84.7
Interest expense	8.2	5.6
Income tax provision	17.3	9.1
Depreciation and amortization expense	34.2	31.4
EBITDA	123.2	130.8
Restructuring and integration costs	7.4	5.4
Transaction costs	0.6	0.4
CEO transition costs	3.1	—
Adjusted EBITDA	$134.3	$136.6

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2018(1)		2017(2)
Product revenue	$1,451.8		$1,469.9
Service revenue	546.2		495.7
Total revenue	1,998.0		1,965.6
Cost of products	(547.6)	(27.4%)	(529.7)	(26.9%)
Cost of services	(244.1)	(12.2%)	(213.1)	(10.8%)
Total cost of revenue	(791.7)	(39.6%)	(742.8)	(37.8%)
Gross profit	1,206.3	60.4%	1,222.8	62.2%
Selling, general and administrative expense	(845.6)	(42.3%)	(830.1)	(42.2%)
Restructuring and integration expense	(19.7)	(1.0%)	(8.6)	(0.4%)
Asset impairment charges	(101.3)	(5.1%)	(54.9)	(2.8%)
Operating income	239.7	12.0%	329.2	16.7%
Interest expense	(27.1)	(1.4%)	(21.4)	(1.1%)
Other income	8.6	0.4%	5.0	0.3%
Income before income taxes	221.2	11.1%	312.8	15.9%
Income tax provision	(65.3)	(3.3%)	(82.6)	(4.2%)
Net income	$155.9	7.8%	$230.2	11.7%

Weighted average dilutive shares outstanding	47.0		48.4
Diluted earnings per share	$3.29		$4.72

Capital expenditures	$62.2		$47.5
Depreciation and amortization expense	131.1		122.7
Number of employees-end of period	6,701		5,886

Non-GAAP financial measure - EBITDA(3)	$379.4		$456.9
Non-GAAP financial measure - Adjusted EBITDA(3)	511.4		523.3

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in an increase in revenue of $0.7 million and an increase in net income of $0.6 million for the year ended December 31, 2018. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) See the prior discussion of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Year Ended December 31,
	2018	2017
Net income	$155.9	$230.2
Interest expense	27.1	21.4
Income tax provision	65.3	82.6
Depreciation and amortization expense	131.1	122.7
EBITDA	379.4	456.9
Restructuring and integration costs	21.2	9.1
Transaction costs	1.8	2.4
CEO transition costs	7.2	—
Asset impairment charges	101.3	54.9
Loss on debt retirement	0.5	—
Adjusted EBITDA	$511.4	$523.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$59.7	$59.2
Other current assets	390.7	333.8
Property, plant & equipment-net	90.3	84.6
Intangibles-net	360.0	384.3
Goodwill	1,160.6	1,130.9
Other non-current assets	243.1	216.0
Total assets	$2,304.4	$2,208.8

Current portion of long-term debt	$0.8	$44.0
Other current liabilities	382.2	381.8
Long-term debt	911.1	665.3
Deferred income taxes	48.7	50.5
Other non-current liabilities	39.9	52.2
Shareholders' equity	921.7	1,015.0
Total liabilities and shareholders' equity	$2,304.4	$2,208.8

Shares outstanding	44.6	48.0

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2018	2017
Cash provided (used) by:
Operating activities:
Net income	$155.9	$230.2
Depreciation and amortization of intangibles	131.1	122.7
Asset impairment charges	101.3	54.9
Prepaid product discount payments	(23.8)	(27.1)
Other	(25.2)	(42.3)
Total operating activities	339.3	338.4
Investing activities:
Purchases of capital assets	(62.2)	(47.5)
Payments for acquisitions	(214.3)	(139.2)
Other	1.1	5.8
Total investing activities	(275.4)	(180.9)
Financing activities:
Net change in debt	201.2	(51.2)
Dividends	(56.7)	(58.1)
Share repurchases	(200.0)	(65.0)
Shares issued under employee plans	7.5	9.0
Other	(12.1)	(11.7)
Total financing activities	(60.1)	(177.0)
Effect of exchange rate change on cash	(3.3)	2.1
Net change in cash and cash equivalents	0.5	(17.4)
Cash and cash equivalents: Beginning of period	59.2	76.6
Cash and cash equivalents: End of period	$59.7	$59.2

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2018(1)	2017(2)	2018(1)	2017(2)
Revenue:
Small Business Services	$334.0	$322.4	$1,283.6	$1,239.7
Financial Services	160.2	139.3	587.0	585.3
Direct Checks	30.5	33.2	127.4	140.6
Total	$524.7	$494.9	$1,998.0	$1,965.6

Operating income:(3)
Small Business Services	$56.0	$61.9	$128.3	$181.5
Financial Services	20.4	25.0	69.9	101.1
Direct Checks	10.1	11.1	41.5	46.6
Total	$86.5	$98.0	$239.7	$329.2

Operating margin:(3)
Small Business Services	16.8%	19.2%	10.0%	14.6%
Financial Services	12.7%	17.9%	11.9%	17.3%
Direct Checks	33.1%	33.4%	32.6%	33.1%
Total	16.5%	19.8%	12.0%	16.7%

The segment information reported here was calculated utilizing the methodology outlined in the Condensed Notes to Unaudited Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in an increase in revenue of $0.4 million and a decrease in net income of $0.3 million for the quarter ended December 31, 2018 and an increase in revenue of $0.7 million and an increase in net income of $0.6 million for the nine months ended December 31, 2018. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Operating income includes the following restructuring and integration, transaction and CEO transition costs, as well as asset impairment charges:

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Small Business Services	$6.8	$2.9	$115.2	$60.4
Financial Services	4.0	2.6	15.8	5.6
Direct Checks	0.3	0.3	0.5	0.4
Total	$11.1	$5.8	$131.5	$66.4

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and years ended December 31, 2018 and 2017. Management believes that operating income by segment, excluding restructuring and integration, transaction and CEO transition costs, as well as asset impairment charges, provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of items that affect the comparability of reported operating results and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, Management believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
ADJUSTED SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2018(1)	2017(2)	2018(1)	2017(2)
Adjusted operating income:(3)
Small Business Services	$62.8	$64.8	$243.5	$241.9
Financial Services	24.4	27.6	85.7	106.7
Direct Checks	10.4	11.4	42.0	47.0
Total	$97.6	$103.8	$371.2	$395.6
Adjusted operating margin:(3)
Small Business Services	18.8%	20.1%	19.0%	19.5%
Financial Services	15.2%	19.8%	14.6%	18.2%
Direct Checks	34.1%	34.3%	33.0%	33.4%
Total	18.6%	21.0%	18.6%	20.1%

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in an increase in revenue of $0.4 million and a decrease in net income of $0.3 million for the quarter ended December 31, 2018 and an increase in revenue of $0.7 million and an increase in net income of $0.6 million for the year ended December 31, 2018. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Reported operating income reconciles to adjusted operating income as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Reported operating income	$86.5	$98.0	$239.7	$329.2
Non-GAAP adjustments:
Small Business Services	6.8	2.9	115.2	60.4
Financial Services	4.0	2.6	15.8	5.6
Direct Checks	0.3	0.3	0.5	0.4
Total	11.1	5.8	131.5	66.4
Adjusted operating income	$97.6	$103.8	$371.2	$395.6

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